EXHIBIT 99.1

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Press Release

PHARMACEUTICAL INDUSTRY VETERAN AL ALTOMARI ELECTED TO INSMED’S BOARD OF DIRECTORS

Monmouth Junction, N.J. – August 6, 2012 - Insmed Incorporated (Nasdaq CM: INSM), a biopharmaceutical company focused on developing inhaled therapeutics for serious diseases of the lung, today announced the election of Al Altomari to its Board of Directors, effective immediately.  Insmed’s Board of Directors now consists of seven members, five of whom are non-executives.

“Al brings to our Board nearly 30 years of valuable experience in the pharmaceutical industry, including more than 20 years focused on the development and marketing of specialty pharmaceutical products,” said Donald J. Hayden, Insmed’s Executive Chairman.  “We believe his expertise in these areas will be instrumental as we continue to execute on our development plan for ARIKACE®.”

Since October 2010, Mr. Altomari has served as President and Chief Executive Officer of Agile Therapeutics, a privately-held pharmaceutical company specializing in women’s healthcare products, where he is also a member of the company’s Board of Directors.  Mr. Altomari is leading Agile through the final stages of development and commercialization of contraceptive products using the company’s proprietary transdermal technology.  In July of 2012, Agile completed a $40 million investment round.  Prior to being named President and CEO, he served as Agile’s Executive Chairman, during which time he closed a $45 million investment round in May 2010.

Before joining Agile, Mr. Altomari held multiple senior management positions over a five year period at Barrier Therapeutics.  During his tenure with Barrier, he put in place the company’s commercial infrastructure and all sales and marketing functions for Barrier’s product portfolio, and oversaw management of all worldwide business development initiatives.  In 2008, in his role as Chief Executive Officer, and as a member of the company’s Board of Directors, Mr. Altomari completed the successful sale of the company to GlaxoSmithKline/Stiefel Laboratories.

Prior to joining Barrier, Mr. Altomari held numerous executive roles in general management, commercial operations, business development, product launch preparation, and finance with Johnson & Johnson from 1982 to 2003.  He completed his tenure with Johnson & Johnson as General Manager of Ortho Neutrogena, where he successfully led the integration of Ortho Dermatological and Neutrogena Professional. Mr. Altomari also served as Vice President/Franchise Head of Ortho-McNeil Pharmaceutical’s Women’s Health Care Franchise, where he introduced several life cycle and new product development initiatives, including the launch of the contraceptive patch, ORTHO EvraTM.

Mr. Altomari currently serves as a member of the Boards of Directors of DUSA Pharmaceuticals and Nitric Bio Therapeutics.  In July 2007, he was recognized by PharmaVoice Magazine as one of the Top 100 Most Inspirational and Influential leaders in the Life Sciences Industry.  He received a Masters in Business Administration from Rider University and his Bachelor of Science from Drexel University.  Mr. Altomari also serves on the advisory board for Le Bow College, Drexel University’s business school.

“With top-line data for ARIKACE in the Company’s lead orphan indications, cystic fibrosis-related Pseudomonas lung infections and non-TB Mycobacteria lung infections, expected in 2013, this is an exciting time to be joining Insmed’s Board,” said Mr. Altomari.  “I look forward to lending my specialty pharmaceutical development and marketing expertise to the Company’s Board and management team.”

About Insmed

Insmed Incorporated is a biopharmaceutical company dedicated to the development of innovative inhaled pharmaceuticals for the treatment of serious lung infections, with a particular focus on orphan diseases.  Insmed’s core expertise is the development of inhaled antibiotic therapy delivered via proprietary advanced liposomal pulmonary technology.  For more information, please visit http://www.insmed.com.

Forward-Looking Statements

This release contains forward-looking statements which are made pursuant to provisions of Section 21E of the Securities Exchange Act of 1934. Investors are cautioned that such statements in this release, including statements relating to the timing of data from our clinical trials and the impact of Mr. Altomari’s service on our board of directors, constitute forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the forward-looking statements.  Our results may be affected by such factors as the receipt and timing of U.S. Food and Drug Administration and other regulatory reviews and approvals, if at all, competitive developments affecting our product development, delays in product development or clinical trials, and patent disputes involving currently developing products.  The risks and uncertainties include, without limitation, we may experience unexpected regulatory actions, delays or requests, our future clinical trials may not be successful, we may be unsuccessful in developing our product candidates or receiving necessary regulatory approvals, we may experience delays in our product development or clinical trials, our product candidates may not prove to be commercially successful, our expenses may be higher than anticipated, and other risks and challenges detailed in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2011 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012.  Investors are cautioned not to place undue reliance on any forward-looking statements which speak only as of the date of this release.  We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this release or to reflect the occurrence of unanticipated events.